Exhibit 99.1

Live Oak Bancshares Appoints David G. Lucht to Board of Directors

WILMINGTON, N.C., February 23, 2021 – Live Oak Bancshares announced today the appointment of David G. Lucht to its board of directors. Lucht has also been appointed to the board of directors of Live Oak Bank.

“David has been part of the heart and soul of Live Oak since its earliest days,” said Live Oak Chairman and CEO James S. (Chip) Mahan, III. “We are thrilled to have him join the board and continue leading the organization with the incredible level of dedication and acumen that has helped get us where we are today.”

Lucht is a founding member of the Live Oak Bank team and most recently served as executive vice president of credit before retiring in December 2020. He joined Live Oak in 2007 and helped design the bank’s approach to identifying and managing credit risk. Additionally, Lucht helped shape the corporate culture of the company since its inception, and his leadership will continue to drive the company’s trajectory.

Prior to his career at Live Oak, Lucht held executive positions at financial institutions including chief credit officer, executive vice president and director at First Merit Bank in Akron, OH, where he was responsible for leading a turnaround in the credit culture and performance of the $10.5 billion bank. Prior to First Merit, Lucht served as senior credit officer of National City Bank.

Lucht received a bachelor of science degree in marketing from Miami University in Ohio and a master’s in business administration from Kent State University.

“It is a privilege to continue working with Live Oak to help its customers achieve the American Dream,” said Lucht. “There is truly no bank like Live Oak, and I am honored to join the board of directors to continue serving our employees, our country’s entrepreneurs and our shareholders.”

About Live Oak Bancshares
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses who share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contact:
Claire Parker, SVP of Corporate Communications
910.597.1592
claire.parker@liveoak.bank

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